Exhibit 4.1

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following description of the common stock, par value $0.001 per share (the “Common Stock”) of Syros Pharmaceuticals, Inc. (“us,” “our,” “we” or the “Company”), which is the only security of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), summarizes certain information regarding the Common Stock in our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our Amended and Restated By-laws (the “By-laws”) and applicable provisions of Delaware General Corporation Law (the “DGCL”), and is qualified by reference to the Certificate of Incorporation and the By-laws, which are incorporated by reference as Exhibit 3.1 and Exhibit 3.2, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part.

Authorized Capital Stock

Our authorized capital stock consists of 70,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Common Stock

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Other matters are decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter, except as otherwise disclosed below. Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding Preferred Stock.

In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights, and there are no sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future.

Warrants

Oxford Warrants. On February 12, 2020, the Company entered into a loan and security agreement with Oxford Finance LLC (the “Lender”), pursuant to which a term loan was funded on February 12, 2020 (the “First Tranche”) and another term loan was funded on December 23, 2020 (the “Second Tranche”). In connection with the funding of the First Tranche, the Company issued the Lender warrants to purchase 2,754 shares of Common Stock at an exercise price per share of $72.60 that will expire on February 12, 2025 (the “First Tranche Warrants”). In connection with the funding of the Second Tranche, the Company Issued the Lender warrants to purchase 1,738 shares of Common Stock at an exercise price of $115.00 per share that will expire on December 23, 2025 (the “Second Tranche Warrants”, and together with the First Tranche Warrants, the “Oxford Warrants”). As of December 31, 2023, 2,754 First Tranche Warrants and 1,738 Second Tranche Warrants are outstanding and remain unexercised.

2020 Pre-Funded Warrants and 2020 Warrants. On December 8, 2020, through a private placement, the Company issued 1,031,250 shares of Common Stock, and, in lieu of shares of Common

Stock, pre-funded warrants (the “2020 Pre-Funded Warrants”) to purchase an aggregate of 100,000 shares of Common Stock, and, in each case, accompanying warrants (the “2020 Warrants”) to purchase an aggregate of up to 282,809 additional shares of Common Stock (or 2020 Pre-Funded Warrants to purchase Common Stock in lieu thereof) at a purchase price of $80.00 per share and accompanying 2020 Warrant (or $79.90 per 2020 Pre-Funded Warrant and accompanying 2020 Warrant). The purchase price per 2020 Pre-Funded Warrant and accompanying 2020 Warrant represents the purchase price of $80.00 per share and accompanying 2020 Warrant minus the $0.10 per share exercise price of each such 2020 Pre-Funded Warrant. The exercise price of the 2020 Warrants is $110.00 per share, or if exercised for a 2020 Pre-Funded Warrant in lieu thereof, $109.90 per 2020 Pre-Funded Warrant (representing the 2020 Warrant exercise price of $110.00 per share minus the $0.10 per share exercise price of each such 2020 Pre-Funded Warrant). The 2020 Warrants are exercisable at any time during the period beginning on June 8, 2021 and ending on December 8, 2025. The 2020 Pre-Funded Warrants are exercisable at any time after their original issuance and will not expire. The shares of Common Stock underlying the 2020 Pre-Funded Warrants and the 2020 Warrants have been registered for resale on a Form S-3 resale registration statement which was filed with the SEC and declared effective on January 19, 2021. As of December 31, 2023, 100,000 2020 Pre-Funded Warrants and 282,809 2020 Warrants are outstanding and remain unexercised.

2022 Pre-Funded Warrants and 2022 Warrants. On September 16, 2022, through a private placement, the Company issued 6,387,173 shares of Common Stock, and, in lieu of shares of Common Stock, pre-funded warrants (the “2022 Pre-Funded Warrants”) to purchase an aggregate of 7,426,739 shares of Common Stock, and, in each case, accompanying warrants (the “2022 Warrants”) to purchase an aggregate of up to 13,813,912 additional shares of Common Stock (or 2022 Pre-Funded Warrants to purchase Common Stock in lieu thereof) at a purchase price of $9.40 per share and accompanying 2022 Warrant (or $9.399 per 2022 Pre-Funded Warrant and accompanying 2022 Warrant). The purchase price per 2022 Pre-Funded Warrant and accompanying 2022 Warrant represents the purchase price of $9.40 per share and accompanying 2022 Warrant minus the $0.001 per share exercise price of each such 2022 Pre-Funded Warrant. The exercise price of the 2022 Warrants is $10.34 per share, or if exercised for a 2022 Pre-Funded Warrant in lieu thereof, $10.339 per 2022 Pre-Funded Warrant (representing the 2022 Warrant exercise price of $10.34 per share minus the $0.001 per share exercise price of each such 2022 Pre-Funded Warrant). The 2022 Warrants are exercisable at any time during the period beginning on March 16, 2023 and ending on September 16, 2027. The 2022 Pre-Funded Warrants are exercisable at any time after their original issuance and will not expire. The shares of Common Stock underlying the 2022 Pre-Funded Warrants and the 2022 Warrants have been registered for resale on a Form S-3 resale registration statement which was filed with the SEC and declared effective on December 22, 2022. As of December 31, 2023, 7,179,819 2022 Pre-Funded Warrants and 13,813,912 2022 Warrants are outstanding and remain unexercised.

2023 Pre-Funded Warrants. On December 21, 2023, through an underwritten offering, the Company issued 4,939,591 shares of Common Stock, and in lieu of shares of Common Stock, pre-funded warrants (the “2023 Pre-Funded Warrants”) to purchase an aggregate of 5,242,588 shares of Common Stock, at a purchase price of $4.42 per share (or $4.419 per 2023 Pre-Funded Warrant). The purchase price per 2023 Pre-Funded Warrant represents the purchase price of $4.42 per share minus the $0.001 per share exercise price of each such 2023 Pre-Funded Warrant. The 2023 Pre-Funded Warrants are exercisable at any time after their original issuance and will not expire. The 2023 Pre-Funded Warrants were issued, and the shares of Common Stock issuable upon exercise of the 2023 Pre-Funded Warrants will be issued, pursuant to a shelf registration statement on Form S-3 that was filed with the SEC on April 6, 2023 and declared effective by the SEC on April 28, 2023. As of December 31, 2023, 5,242,588 2023 Pre-Funded Warrants are outstanding and remain unexercised.

The Company has authorized and reserved for issuance all shares of Common Stock issuable upon exercise of each of the Oxford Warrants, the 2020 Pre-Funded Warrants, the 2020 Warrants, the

2022 Pre-Funded Warrants, the 2022 Warrants, and the 2023 Pre-Funded Warrants (collectively, the “Warrants”). The number of shares of Common Stock to be received upon the exercise of each Warrant may be adjusted from time to time upon the occurrence of certain events, including but not limited to the payment of a dividend or other distribution in respect of Common Stock, subdivisions, reclassifications or combinations of the Common Stock. The securities receivable upon exercise of each Warrant may be adjusted in the event of any reorganization, consolidation, merger, liquidation or similar event.

Anti-Takeover Effects of Delaware Law and Our Charter and By-laws

Delaware law and our Certificate of Incorporation and our By-laws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Staggered Board; Removal of Directors. Our Certificate of Incorporation and our By-laws divide our board of directors into three classes with staggered three-year terms. In addition, a director may only be removed for cause and only by the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in an annual election of directors. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may only be filled by vote of a majority of our directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Stockholder Action by Written Consent; Special Meetings. Our Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Our Certificate of Incorporation and our By-laws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board, our chief executive officer or our board of directors.

Advance Notice Requirements for Stockholder Proposals. Our By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Delaware Business Combination Statute. We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and a sale involving us and the “interested stockholder” of 10% or more of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Amendment of Certificate of Incorporation and By-laws. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s Certificate of Incorporation or By-laws, unless a corporation’s Certificate of Incorporation or By-laws, as the case may be, requires a greater percentage. Our By-laws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in any annual election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our Certificate of Incorporation described above under “—Staggered Board; Removal of Directors” and “—Stockholder Action by Written Consent; Special Meetings.”

Authorized but Unissued Shares

The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing requirements of The Nasdaq Global Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.